                                                                    EXHIBIT 10.3

                             WAIVER OF RIGHTS UNDER
                    AMENDED AND RESTATED REFUND ANTICIPATION
                          LOAN PARTICIPATION AGREEMENT

This Waiver of Rights Under Amended and Restated Refund Anticipation Loan Participation Agreement (this "Waiver"), dated as of January 6, 2003, is made by and among Block Financial Corporation ("BFC"), Household Tax Masters Inc. ("Tax Masters"), and H & R Block Services, Inc. ("Block Services").

                                    RECITALS

A. BFC, Tax Masters and Household Bank, f.s.b. ("HB") have entered into that certain Amended and Restated Refund Anticipation Loan Participation Agreement, dated as of January 6, 2003 (the "Amended and Restated Participation Agreement"). Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Amended and Restated Participation Agreement.

B. The Amended and Restated Participation Agreement amended and restated the predecessor agreement to, among other things, provide for Imperial Capital Bank, a California state chartered commercial bank ("ICB"), to replace HB as the originator of RALs and issuer of RACs.

C. Subject to the terms and conditions of the Amended and Restated Participation Agreement, BFC has the right to purchase Participation Interests in RALs from Tax Masters.

D. For the 2003 Tax Period, Tax Masters desires to fund its purchases of Participation Interests in RALs from ICB pursuant to a Revolving Purchase Agreement, dated as of January 3, 2003 (the "Purchase Agreement").

E. Tax Masters and BFC considered having BFC fund its purchases of Participation Interests in RALs by becoming a party to the Purchase Agreement.

F. BFC decided not to become a party to the Purchase Agreement, and instead, BFC and Tax Masters agreed that BFC would waive its right to purchase any Participation Interests under the Amended and Restated Participation Agreement (and forgo the income associated with such Participation Interests) solely with respect to Pool RALs originated during the period from January 1, 2003 to April 30, 2003 (the "2003 Waiver Period"), in return for certain payments by Tax Masters to BFC as provided for in this Waiver.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the forgoing, the covenants and agreements of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      Section 1. Waivers and Waiver Payment.

            (a) BFC hereby:

                  (i) waives its right to purchase from Tax Masters, solely with respect to the 2003 Waiver Period, Participation Interests under the Amended and Restated Participation Agreement, whether pursuant to
            Section 2.1 thereof or otherwise, and the parties hereby agree that the Applicable Percentage under the Amended and Restated Participation Agreement with respect to the 2003 Waiver Period for both Corporate Pool RALs and Major Franchisee Pool RALs shall be 0%;

                  (ii) waives its rights to indemnification, solely for the 2003
            Tax Period, pursuant to paragraph 1(B) (regarding RALs made to Iowa residents) of that certain letter agreement, dated November 11, 2002 (the "ICB Consent Letter"), by and among H&R Block Services, Inc., H&R Block Tax Services, Inc., HRB Royalty, Inc., BFC, Tax Masters, HB, Beneficial Franchise Company, Inc., and Household Finance Corporation;

                  (iii) waives all rights pursuant to Section 2.4(g) and Section
            3.3(c) of the Amended and Restated Participation Agreement to audit Tax Masters' servicing expenses for calendar year 2003; and

                  (iv) waives its rights, solely for the 2003 Tax Period, to collect a licensing fee with respect to electronic refund advances (ERAs"); and

            (b) Block Services hereby waives its rights, solely for the 2003 Tax Period, to collect the License Fee (as such term is defined in the RAL Operations Agreement) payable pursuant to Section 5.4 of the RAL Operations Agreement solely with respect to RALs made at Block Offices other than Corporate Franchise offices;

all in exchange for the payment by Tax Masters to BFC of an amount equal to $133,000,000.00 (the "Waiver Payment"). Tax Masters agrees to deposit on January 7, 2003, the Waiver Payment with Bank One, N.A. (the "Escrow Agent") pursuant to an Escrow Agreement (the "Escrow Agreement"), dated as of January 6, 2003, to be executed by BFC, Tax Masters and the Escrow Agent, substantially in the form attached hereto as Exhibit A. The Waiver Payment shall be paid to BFC by the Escrow Agent in installments on each Friday during the months of January, February, March and April, 2003, in accordance with Schedule 1 attached hereto but subject to the terms and conditions of Section 4 hereof. The fees and expenses of the Escrow Agent shall be paid as set forth in the Escrow Agreement. Interest and other investment income shall be paid equally to BFC and Tax Masters; provided, however, that in the event any installment of the Waiver Payment is reduced as described in paragraph (b) of Section 4 below, and there is a final determination in accordance with the procedures set forth in paragraph (c) of Section 4 below that such installment should not have been reduced, then all interest and other investment income attributable to the amount by which such installment was reduced shall be paid solely to BFC.

      Section 2. True-Up for Delinquencies.

            (a) On or before January 15, 2004 (the "True-Up Date"), Tax Masters and BFC shall calculate the following amounts with respect to the Pool RALs for the 2003 Tax Period:

                  (i) "2003 Delinquent Pool RALs" shall mean all Pool RALs that were originated during the 2003 Tax Period and that appear in the L05 Report (Company Owned Unpaid Loan Analysis) and the L35 Report (Major Franchisee Unpaid Loan Analysis) dated December 31, 2003.

                  (ii) "Actual Delinquency Percentage" shall be an amount,
            computed as a decimal carried to eight places, equal to the December 31 Delinquency Amount divided by the Aggregate RAL Principal Balance;

                  (iii) "Aggregate RAL Principal Balance" shall mean the
            aggregate principal amount of all Pool RALs that were originated during the 2003 Tax Period;

                  (iv) "Assumed Future Recovery Percentage" is a fixed amount equal to 0.28;

                  (v) "Base Delinquency Percentage" is a fixed amount equal to
            0.0055;

                  (vi) "BFC Recovery Percentage" shall be an amount, computed as a decimal carried to five places, equal to the quotient of (A) the product of the Actual Delinquency Percentage multiplied by $4,986,000,000, divided by (B) the December 31 Delinquency Amount.

                  (vii) "December 31 Delinquency Amount" with respect to 2003
            Delinquent Pool RALS shall be an amount equal to the sum of the "Dollars Unpaid" amounts that appear in the L05 Report (Company Owned Unpaid Loan Analysis) and the L35 Report (Major Franchise Unpaid Loan Analysis) dated December 31, 2003.

      Tax Masters shall provide BFC with all information reasonably requested by BFC to calculate the foregoing amounts.

            (b) If the Actual Delinquency Percentage is less than 0.0100:

                  (i) but greater than the Base Delinquency Percentage, then on the True-Up Date, BFC shall remit to Tax Masters an amount equal to the product of $4,986,000,000 multiplied by X, where X is an amount equal to the Actual Delinquency Percentage minus the Base Delinquency Percentage; or

                  (ii) and less than the Base Delinquency Percentage, then on the True-Up Date, Tax Masters shall remit to BFC an amount equal to the product of $4,986,000,000 multiplied by X, where X is an amount equal to the Base Delinquency Percentage minus the Actual Delinquency Percentage; and

                  (iii) on the True-Up Date, Tax Masters shall remit to BFC an amount equal to the product of (A) the Actual Delinquency Percentage, multiplied by (B) $4,986,000,000, multiplied by (C) the Assumed Future Recovery Percentage.

      All of the foregoing payments due among Tax Masters and BFC shall be set-off and paid on a net basis. All payments shall be made by wire transfer on the True-Up Date.

            (c) If the Actual Delinquency Percentage is equal to or greater than 0.0100, then:

                  (i) on the True-Up Date, BFC shall pay to Tax Masters an
            amount equal to the product of $4,986,000,000 multiplied by X, where X is an amount equal to the Actual Delinquency Percentage minus the Base Delinquency Percentage; and

                  (ii) beginning on January 1, 2004 and continuing through June
            30, 2006 (whether or not the underlying RAL Program agreements remain in force) and so long thereafter as Tax Masters (or any successor servicer) is servicing and collecting 2003 Delinquent Pool RALs, Tax Masters (or any successor servicer) shall pay to BFC, as subsequent recoveries occur on 2003 Delinquent Pool RALs, the BFC Recovery Percentage of all such recoveries. The parties expressly agree that BFC shall be entitled to the BFC Recovery Percentage of recoveries on both delinquent Corporate Pool RALs and delinquent Major Franchisee Pool RALs. Tax Masters (and any successor servicer) agrees to exercise collection procedures with respect to the 2003 Delinquent Pool RALs (and the BFC Recovery Percentage thereof) that are substantially consistent with its collection practices and procedures in effect from time to time. If after June 30, 2006, Tax Masters ceases to be the servicer of 2003 Delinquent Pool RALs and does not arrange for a successor servicer, then BFC shall have the right to appoint a successor servicer to service and collect 2003 Delinquent Pool RALs. Tax Masters agrees to cooperate with and assist any successor servicer and to transfer to such successor servicer all its records, files and data regarding the 2003 Delinquent Pool RALs.

            (d) BFC is hereby authorized (in addition to any other rights it may have) at any time after the True-Up Date to set off, appropriate and apply (without presentment, demand, protest or other notice, which are hereby expressly waived) any amount owing by Tax Masters pursuant to this Section 2 against any amounts held or owing by BFC to, or for the account of, Tax Masters pursuant to any agreement in effect with respect to RAL Program during the 2004 tax year. Tax Masters is hereby authorized (in addition to any other rights it may have) at any time after the True-Up Date to set off, appropriate and apply (without presentment, demand, protest or other notice, which are hereby expressly waived) any amount owing by BFC pursuant to this Section 2 against any amounts held or owing by Tax Masters to, or for the account of, BFC pursuant to any agreement in effect with respect to RAL Program during the 2004 tax year.

      Section 3. 2002 Servicing Fee Audit. With respect to calendar year 2002, notwithstanding any provision of the Amended and Restated Participation Agreement to the contrary, BFC may, at its sole option, either (a) exercise its rights pursuant to Section 2.4(g) and Section 3.3(c) of the Amended and Restated Participation Agreement and under this Section 3 to engage accountants to audit Tax Masters' servicing expenses for the calendar year 2002, or (b) by written notice to Tax Masters, waive such audit right in exchange for a payment by Tax Masters of $1,000,000 payable by wire transfer on the fifth Business Day following delivery of such written notice.

      Section 4. Material Adverse Changes. The Escrow Agreement shall include the following terms and conditions to the disbursement of the Waiver Payment:

      In the event that:

                  (i) any Block Company (as that term is defined in the RAL
            Operations Agreement) is in material default in the performance of its obligations or duties under the RAL Operations Agreement and such default was not caused by the prior material default of any Household Company (as that term is defined in the RAL Operations Agreement);

                  (ii) the IRS and/or any state taxing authority withdraws or materially changes the implementing revenue procedures governing RALs or RACs or the electronic filing of tax returns;

                  (iii) the operation of the RAL Program (as that term is
            defined in the RAL Operations Agreement) or the electronic filing of tax returns is made infeasible or impractical by any legal or regulatory determination, enactment or interpretation;

                  (iv) any external act or event beyond the reasonable control of the parties hereto occurs (excluding, however, basic market changes, such as an increase in competition or a decrease in demand for the RAL product); or

                  (v) the operation of the RAL Program is enjoined or judicially determined to be prohibited either nationally or in any State, territory or political subdivision thereof,

and any such event is reasonably likely to have a material adverse impact on the continued operation of the RAL Program or the expected financial performance of the RAL Program during the 2003 Tax Period (based upon the assumptions and methodologies that were employed by the parties hereto in establishing the aggregate amount of the Waiver Payment) and such event did not occur as a result of the substitution of ICB as the RAL originator, then:

            (a) Tax Masters may give written notice to BFC and the Escrow Agent of the occurrence of such event and Tax Masters' reasonable estimate of the impact such event will have on the expected financial performance of the RAL Program;

            (b) Tax Masters may give written notice to BFC and the Escrow Agent of the percentage reduction in the installments of the Waiver Payment payable to BFC pursuant hereto after the occurrence of such event, which percentage reduction will be determined by Tax Masters, in its reasonable discretion after consultation with BFC, and installments of the Waiver Payment payable to BFC after the occurrence of such event shall be reduced by such percentage reduction, subject to adjustment of such payments between the parties following the recomputation of the Waiver Payment in accordance with paragraph (c) below. If the event is resolved to the mutual satisfaction of BFC and Tax Masters, then the amount of the installment payments shall be automatically restored to 100% of the
      Schedule 1 amount;

            (c) The parties will negotiate in good faith to recompute the amount of the Waiver Payment and the true-up payments that would have been paid if the parties had been aware of such event as of the date of this Agreement, which recomputation shall be based upon the assumptions and methodologies that were employed by the parties hereto in establishing the aggregate amount of the Waiver Payment and the true-up payments. If prior to February 1, 2003, Tax Masters does not give any written notice to the Escrow Agent pursuant to paragraph (b) above of a percentage reduction in the installments of the Waiver Payment, then the parties agree that all January installments of the Waiver Payment shall be final and any recomputation of the Waiver Payment and the true-up payments pursuant to this paragraph (c) (and all adjustments and settlements related thereto) shall be made only on a prospective basis. If the parties are unable to reach an agreement with respect to the recomputed amount of the Waiver Payment and the true-up payments as provided in the preceding sentence within five (5) Business Days after the occurrence of such event, the dispute over such recomputation shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the provisions of paragraph 3 of the ICB Consent Letter shall apply with respect to such arbitration.

            (d) The parties will use all reasonable efforts to mitigate the impact of any such event on the continued operation and expected performance of the RAL Program.

      Section 5. Pool RAC Float Fees. Notwithstanding Tax Masters' waiver of the servicing fees pursuant to Section 8 hereof, on a date selected by Tax Masters, such date being not later than 30 days after the end of the 2003 Tax Period, Tax Masters shall pay to BFC an amount equal to the product of $.50 times the number of Pool RACs (other than Pool RACs issued through a Block Office owned by a Major Franchisee or a subfranchisee of a Major Franchisee) issued during the 2003 Tax Period ("Pool RAC Float Fee").

      Section 6. D-RALs. Notwithstanding any other agreement between the parties to the contrary, the parties hereby acknowledge that BFC shall not owe any amount, or be required to make any payment to, any Person on account of or with respect to the 2003 discounted RALs program (the "D-RAL Program").

      Section 7. Recoveries of Prior Year Delinquent RALs. Notwithstanding any other provision of this Waiver to the contrary, BFC shall be entitled to receive all amounts otherwise due and owing to BFC under the Amended and Restated Participation Agreement from time to time on account of recoveries in respect of Delinquent Pool RALs originated prior to the 2003 Tax Period.

      Section 8. Waiver of Servicing Fee. Tax Masters hereby waives its right, solely with respect to the 2003 Tax Period, to receive the Required Servicing Compensation contemplated by Section 2.4 of the Amended and Restated Participation Agreement.

      Section 9. Purchase Agreement. BFC will use reasonable efforts to assist Tax Masters, at Tax Masters' expense, with respect to the negotiation and execution of the Purchase Agreement and will execute and deliver all instruments and documents and take all actions that are reasonably necessary and as Tax Masters may reasonably request in order to complete the transactions contemplated by the Purchase Agreement. As soon as possible, Tax Masters shall deliver to BFC copies of the Purchase Agreement and the Amended and Restated Sale and Servicing Agreement contemplated thereby. BFC agrees that it shall hold such agreements in accordance with the confidentiality provisions set forth in
Section 7.12 of the Amended and Restated Participation Agreement.

      Section 10. Other Information. Notwithstanding any other provision of this Waiver to the contrary, BFC shall be entitled to receive from Tax Masters all reports, data and other information which BFC would have otherwise been entitled to receive under the Amended and Restated Participation Agreement (whether pursuant to Section 2.4 or Section 3.3 of the Amended and Restated Participation Agreement or otherwise) as if (a) BFC actually purchased the Participation Interest with respect to Pool RALs originated during the 2003 Waiver Period, (b) the Applicable Percentage with respect to Corporate Pool RALs for the 2003 Waiver Period was 49.999999%, and (c) the Applicable Percentage with respect to Major Franchise Pool RALs for the 2003 Waiver

Period was 25%. Tax Masters agrees to provide such reports consistent with past practices on a "checks cleared" basis.

      Section 11. Effect. Except as specifically waived or amended herein, the Amended and Restated Participation Agreement shall remain in full force and effect and is hereby ratified and confirmed by BFC and Tax Masters. In addition, the parties hereby acknowledge that the RAL Operations Agreement and all other RAL Program agreements and instruments remain in full force and effect.

      Section 12. Confidentiality. BFC and Tax Masters shall not make any disclosure of the existence or contents of this Waiver, except as required by applicable law, generally accepted accounting principles or prudent business practices, in accordance with the advice of their counsel; provided, that the parties agree to consult with each other, to the extent reasonably practical, prior to making any such required disclosure; provided, further, that each party agrees to give prior written notice (including a copy of the proposed written disclosure and proposed talking points related to any press release) to the other party before issuing any press release or filing any Form 8-K that discloses the existence or contents of this Waiver; and provided, further, that Tax Masters may deliver a copy of this Waiver to the purchaser under the Revolving Purchase Agreement.

      Section 13. Legal Fees and Expenses. In the event of a dispute, proceeding or litigation among the parties over this Waiver or the parties rights hereunder, including any proceedings pursuant to paragraph (c) of Section 4 hereof, the prevailing party in such proceeding or litigation shall be entitled to recover its reasonable legal fees and expenses incurred in such proceeding or litigation from the losing party.

      Section 14. Counterparts. This Waiver may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall constitute one and the same agreement.

      Section 15. Governing Law. This Waiver shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without regard to the principles of conflicts of law thereof.

      Section 16. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      Section 17. Material Default. A material default by any party in the performance of its obligations or duties under this Waiver shall constitute a material default of such party's obligations under the Amended and Restated Participation Agreement and the RAL Operations Agreement.

                           [SIGNATURE PAGE TO FOLLOW]


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

      IN WITNESS WHEREOF, the parties hereto have caused this Waiver of Rights Under Amended and Restated Refund Anticipation Loan Participation Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth above.

                                         BLOCK FINANCIAL CORPORATION

                                         By: /s/ Becky S. Shulman
                                             -----------------------------------
                                             Name: Becky S. Shulman
                                             Title: Vice President and Treasurer


                                         HOUSEHOLD TAX MASTERS INC.

                                         By: /s/ Patrick A. Cozza
                                             -----------------------------------
                                             Name: Patrick A. Cozza
                                             Title: President


                                         H & R BLOCK SERVICES, INC.

                                         By: /s/ Jeffery W. Yabuki
                                             -----------------------------------
                                             Name: Jeffery W. Yabuki
                                             Title: President

                                                                      Schedule 1

                                 WAIVER PAYMENT
               SCHEDULED DISTRIBUTIONS UNDER THE ESCROW AGREEMENT

                 Week              Friday                  Payment
                 ----              ------                  -------
                   0          January 3, 2003           $          0

                   1          January 10, 2003                     0

                   2          January 17, 2003             2,221,000

                   3          January 24, 2003             9,697,000

                   4          January 31, 2003            18,030,000

                   5          February 7, 2003            46,861,000

                   6         February 14, 2003            24,427,000

                   7         February 21, 2003             8,865,000

                   8         February 28, 2003             7,477,000

                   9           March 7, 2003               4,108,000

                  10           March 14, 2003              2,783,000

                  11           March 21, 2003              1,979,000

                  12           March 28, 2003              2,053,000

                  13           April 4, 2003               1,222,000

                  14           April 11, 2003              1,199,000

                  15           April 18, 2003              1,466,000

                  16           April 25, 2003                612,000
                                                        ------------

                                   Total                $133,000,000
                                                        ============


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